Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-133439, 333-138744,  333-142358, 333-149742 and 333-157883 on Form S-3 and Registration Statement Nos. 333-91120, 333-151159, 333-151162 and 333-151164 on Form S-8 of our report dated March 2, 2009 (May 18, 2009 as to the effects of the adoption of SFAS 160 and FSP EITF 03-6-1 and the related disclosures in Notes 1, 2 and 21), relating to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries, (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160 and FSP EITF 03-6-1), appearing in the Current Report on Form 8-K dated May 18, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado
May 18, 2009